Exhibit 99.1

Worldwide Corporate Headquarters
One Lagoon Drive
4th Floor
Redwood City, CA 94065

www.equinix.com

+1 650 598 6000 MAIN
+1 650 598 6900 FAX

As announced on September 4, 2012, Equinix plans to sell 16 International Business Exchange data centers (the “16 Data Centers”) located throughout the United States to an investment group consisting of 365 Main, Crosslink Capital and Housatonic Partners in a transaction valued at approximately $75 million. After the close of the transaction, 365 Main will own and manage the 16 Data Centers, led by industry veterans Chris Dolan, CEO, and Jamie McGrath, COO. With the announcement of this transaction, the financial results derived from these 16 Data Centers will be excluded from Equinix’s continuing operations for the quarter and will be reflected as discontinued operations. As a result, Equinix will retroactively adjust its financial results for all applicable prior periods beginning April 30, 2010, the date the company acquired these assets, to reflect them as discontinued operations as required under accounting principles generally accepted in the United States of America.

The transaction is expected to close in Q4 2012, subject to customary closing conditions. However, there can be no assurances that the transaction will close in Q4 2012, or at all.

EQUINIX, INC.

SELECTED FINANCIAL DATA OF THE 16 DATA CENTERS HELD FOR SALE

(in thousands)

(unaudited)

The following table presents certain historical financial results for the 16 data centers held for sale as of September 30, 2012 (“the 16 Data Centers”). The 16 Data Centers were originally acquired on April 30, 2010. The 16 Data Centers are classified as held-for-sale as of September 30, 2012 and will be reflected as discontinued operations in Equinix’s statements of operations for the historical periods noted below and, prospectively, until the sale is closed. Equinix will provide details for the quarter ended September 30, 2012 on the October 30th, 2012 earnings call.

	Three Months Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010 (2)
Recurring revenues	$8,790	$8,731	$8,969	$9,137	$9,140	$8,862	$8,905	$8,759	$5,968
Non-recurring revenues	225	224	227	256	249	218	185	194	109

Revenues	9,015	8,955	9,196	9,393	9,389	9,080	9,090	8,953	6,077
Cost of revenues	7,903	7,981	8,069	8,429	9,325	7,967	8,642	8,331	5,538

Gross profit	1,112	974	1,127	964	64	1,113	448	622	539

Gross margin	12%	11%	12%	10%	1%	12%	5%	7%	9%

Cash cost of revenues (1)	4,223	4,225	4,309	4,593	5,467	4,131	4,522	4,578	3,206

Cash gross profit	$4,792	$4,730	$4,887	$4,800	$3,922	$4,949	$4,568	$4,375	$2,871

Cash gross margin	53%	53%	53%	51%	42%	55%	50%	49%	47%

(1)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

Cost of revenues	$7,903	$7,981	$8,069	$8,429	$9,325	$7,967	$8,642	$8,331	$5,538
Depreciation, amortization and accretion expense	(3,575)	(3,678)	(3,663)	(3,731)	(3,755)	(3,746)	(3,954)	(3,704)	(2,301)
Stock-based compensation expense	(105)	(78)	(97)	(105)	(103)	(90)	(166)	(49)	(31)

Cash cost of revenues	$4,223	$4,225	$4,309	$4,593	$5,467	$4,131	$4,522	$4,578	$3,206

(2)	The 16 Data Centers were acquired on April 30, 2010. As a result, financial results for the three months ended June 30, 2010 include only two months of activity.